Exhibit 99.3

HARRY & DAVID OPERATIONS CORP.

LETTER TO

DEPOSITORY TRUST COMPANY PARTICIPANTS

Offer to Exchange

$70,000,000 Senior Floating Rate Notes due 2012

and

$175,000,000 9.0% Senior Notes due 2013

for a like principal amount of

Senior Floating Rate Notes due 2012

and

9.0% Senior Notes due 2013

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON             2005, UNLESS THE EXCHANGE OFFER IS EXTENDED (THE “EXPIRATION DATE”).
OUTSTANDING NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT
ANY TIME PRIOR TO 5:00 P.M. NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Harry & David Operations Corp. (the “Company”), to exchange its (i) Senior Floating Rate Notes due 2012 (the “Senior Floating Exchange Rate Notes”), which have been registered under the Securities Act of 1933, as amended, (the “Securities Act”) for $1,000, or integrals thereof, in principal amount at maturity of its issued and outstanding Senior Floating Rate Notes due 2012 (the “Senior Floating Rate Notes”), of which $70,000,000 aggregate principal amount is issued and outstanding, and (ii) 9.0% Senior Notes due 2013 (the “Senior Exchange Notes,” and, collectively, with the Senior Floating Rate Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act, for $1,000, or integrals thereof, in principal amount at maturity of its issued and outstanding, Senior Notes due 2013 (the “Senior Notes,” and, collectively, with the Senior Floating Rate Notes, the “Outstanding Notes”), of which $175,000,000 aggregate principal amount is issued and outstanding upon the terms and subject to the conditions set forth in the Company’s prospectus, dated                     , 2005, and the related letter of transmittal (which together constitute the “Exchange Offer”).

Enclosed are copies of the following documents:

1.	Prospectus, dated , 2005;

2.	Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

3.	Notice of Guaranteed Delivery; and

4.	Letter that may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, with space provided for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date, unless extended.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

Pursuant to the letter of transmittal, each holder of Outstanding Notes will represent to the Company that:

(i)	any Exchange Notes that the holder will acquire in exchange for Outstanding Notes will be acquired in the ordinary course of business of the holder;

(ii)	the holder has not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution (within the meaning of the Securities Act) of any Exchange Notes issued to the holder in violation of the Securities Act;

(iii)	the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or its subsidiaries, or if the holder is an affiliate of the Company or its subsidiaries, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

(iv)	such holder is not a broker-dealer who purchased the Outstanding Notes for resale pursuant to an exemption under the Securities Act that it is not engaged in, and does not intend to engage in the distribution of Exchange Notes; and

(v)	the holder is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making or other trading activities, it will represent that the Outstanding Notes were acquired as a result of market-making activities or other trading activities, and it will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of those Exchange Notes, the broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Outstanding Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 6 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained from the undersigned.

Very truly yours,

WELLS FARGO BANK, N.A.

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